Exhibit 10.13

Compensation of Outside Directors

Compensation for our outside Directors consists of the following:

Cash Retainer

•	Each of our outside Directors receives a $95,000 cash retainer, payable quarterly in advance.

Equity Compensation - Restricted Stock Units

•	On the date of our annual meeting of shareholders, each of our outside Directors receives an annual grant of restricted stock units for a number of shares having a value (calculated based on the closing price of our Common Stock on the date of grant) of $110,000.

•	The units vest and are automatically converted into common shares on the earlier of (i) the date immediately preceding the Company’s next succeeding annual meeting of shareholders or (ii) the one-year anniversary of the date of grant.

Chairman Position

•	The Chairman of the Board receives $150,000 annually; and

•	The Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee receive $20,000, $15,000 and $15,000, respectively, per year.

Meeting Fees

•	Directors do not receive regular meeting fees. However, if more than six meetings of the Board or any Committee occur (determined independently) in any given year, meeting fees are paid at the rate of $1,500 per meeting (with the Chairman of the Board or the Committee Chair being paid at the rate of $3,000 for any such meeting).

Medical, Dental and Vision Care Insurance

•	Optional medical, dental and vision care coverage are made available to our nonemployee Directors and their eligible dependents on terms at a premium cost similar to that charged to Company employees.

•	Nonemployee Directors who retire from the Board after age 60 and who have 10 or more years of Board service are eligible to participate in the Company’s medical plans (at full premium cost to the Director) until they become eligible for Medicare benefits. For purposes of the foregoing sentence, retirement is defined solely as a nonemployee Director opting not to stand for re-election to the Board.